UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 5, 2011 (June 28, 2011)
COMMUNITY FIRST, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South James M. Campbell Blvd. Columbia, TN	38401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (931) 380-2265
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 28, 2011, the board of directors of Community First, Inc. (the “Company”) and its wholly owned bank subsidiary Community First Bank & Trust (the “Bank”) relieved Marc Lively as President and Chief Executive Officer of the Company and the Bank. On June 28, 2011, the board of directors of the Company and the Bank appointed Louis Holloway, age 58, to serve as President of the Company and the Bank. Prior to being appointed as President of the Company and the Bank, Mr. Holloway served as Senior Vice President and Chief Credit Officer from May 2011 and Senior Vice President and Chief Retail Officer of the Bank from January 2008 to May 2011. Prior to joining the Bank in January 2008, Mr. Holloway served in market development of Bank of America as Senior Vice President / Market President in Macon, Georgia, a position he held from 2000 to January 2008. He has also held various positions in lending and consumer business throughout his over thirty year career in banking.
     Mr. Holloway will receive a base salary of $200,000 per year for his services as President of the Company and the Bank. Mr. Holloway will be also eligible for participation in the Company’s standard employee benefit plans and programs, including the Company’s equity-based incentive plans.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.
By:	/s/ Dianne Scroggins
	Name:	Dianne Scroggins
	Title:	Chief Financial Officer

Date: July 5, 2011